CHANG LEE LLP Chartered Accountants
606 – 815 Hornby Street Vancouver, B.C, V6Z 2E6 Tel: 604-687-3776 Fax: 604-688-3373 E-mail: info@changleellp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated May 13, 2011, with respect to the balance sheets of Secure Luggage Solutions Inc. as at December 31, 2010 and 2009 and the related statements of stockholders' equity, operations and comprehensive loss, and cash flows for the years then ended and for the period from December 4, 2008 (date of inception) to December 31, 2010, included in the filing of the Registration Statement Form S-1, dated June 10, 2011.

In addition, we consent to the reference to our firm under the caption "Interest of Names Experts and Counsel" in the Registration Statement.

Vancouver, British Columbia, Canada June 10, 2011	Chartered Accountants